Exhibit 10

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made and entered into between ECOLAB Inc., including all of its related companies and entities, predecessors, successors, assigns, divisions, parents, subsidiaries, sister companies, joint ventures, insurers, sureties and affiliates, and any of their affiliated employee benefit plans, and each of their past and present agents, servants, attorneys, officers, employees, directors, shareholders and owners and locations worldwide (collectively “ECOLAB” or “Company”), and Bruno Deschamps (“Deschamps” or “Executive”), as follows:

WHEREAS, the parties have agreed to enter into this Agreement to provide for an amicable resolution of all issues associated with Executive’s resignation and ultimate separation of his employment from ECOLAB;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the adequacy of which is hereby acknowledged, the parties hereto expressly and intentionally bind themselves as follows:

1.             Transition Period/Resignation.  Executive acknowledges that he has resigned as President and Chief Operating Officer of ECOLAB, and from any other positions he previously held with ECOLAB effective as of March 1, 2002, and hereby confirms such resignation by executing the form of resignation attached hereto as Exhibit A.  Executive shall continue as an executive employee of ECOLAB from March 1, 2002 until August 31, 2002, or such earlier date as he may elect (“Transition Period”), after which Executive’s employment with ECOLAB will cease.  During the Transition Period, Executive shall continue to receive his salary at the rate in effect immediately prior to his resignation payable in accordance with ECOLAB’s standard payroll practice, and shall receive the employee benefits he was receiving prior to such date; provided, however, it is understood that he shall not be eligible to receive any bonus other than as provided in Section 2.  Executive’s duties and responsibilities during the Transition Period will be to provide such executive services as are deemed necessary by ECOLAB’s Chief Executive Officer.  Effective on the last day of the Transition Period, Executive shall no longer participate in any ECOLAB benefit plan or receive the benefits of any ECOLAB policies or compensation, except as expressly provided for in this Agreement.  Executive agrees to sign a release in the form attached as Exhibit B at the end of the Transition Period, it being understood that this Agreement shall immediately terminate and be of no further force or effect if Executive fails to execute such release or rescinds such release within the time periods for rescission set forth in such release.

2.             Benefits.  In exchange for the promises and release of claims contained in this Agreement, and subject to its terms, ECOLAB agrees to provide the Executive with the following benefits as consideration.

A.                                   Executive acknowledges that he has received all bonuses with respect to services rendered to ECOLAB on or prior to December 31, 2001.

B.                                     Following the end of the Transition Period and the expiration of the 15-day rescission period associated with Executive’s execution of Exhibit B without Executive having exercised his right of rescission of that release, ECOLAB will promptly pay Executive a lump sum cash amount equal to Two Million Four Hundred Ninety-nine Thousand Seven Hundred Sixty-five Dollars ($2,499,765), minus the gross base salary (calculated at the rate of $47,250 per month) paid to Executive for employment after March 31, 2002.

C.                                     ECOLAB will pay for executive outplacement services for Executive, provided by a firm mutually agreeable to the parties, which services shall include the use of an appropriate executive office and secretarial services and shall be made available to Executive at whatever location he resides, whether inside or outside the United States.  The executive outplacement services will be provided until Executive is re-employed in a comparable job and at comparable compensation to his position with ECOLAB on February 1, 2002.

D.                                    Should Executive decide to relocate to Europe, or another location in the United States, ECOLAB will provide Executive with relocation benefits consistent with those provided when he was moved by ECOLAB from Germany to the State of Minnesota in 2000, including those specifically described in the next sentence; provided however, in the event and to the extent that a new employer agrees to provide relocation benefits to Executive, ECOLAB shall not be obligated to provide the benefits described in this Section 2D and provided further, ECOLAB shall not be obligated to provide the benefits described in this Section 2D after July 31, 2003.  The relocation benefits shall include:  (i) the benefits described in Ecolab’s Relocation Policy, as amended from time to time (the “Relocation Policy”); (ii) assistance and reimbursement for necessary passports and visas for Executive and his spouse and children; (iii) reimbursement for approved interim living arrangements for up to three months; (iv) reimbursement of costs associated with the relocation of any existing family pets and the shipment of household goods, including the packing, loading, shipping, delivery, special air freight handling of fragile antiques, artwork and jewelry, and full insurance of all such valuable goods; (v) a lump sum allowance of $150,000 (less applicable taxes) to assist in defraying miscellaneous expenses such as purchases of small appliances, carpeting, draperies, utility connections, entertainment items, etc., incurred in connection with relocation; (vi) two house-hunting trips for Executive and his immediate family to Europe or to another location in the United States, to include first class air travel; (vii) reimbursement of closing costs on a new home purchased in Europe or another location in the United States as a result of a relocation for a new job, which closing costs shall include:  loan origination fees; loan discount points, appraisal fees and mortgage assumption fees; (viii) assistance in establishing credit and banking relationships; (ix) reimbursement for language training and cultural orientation costs for Executive and his immediate family for a twenty-four month period commencing with the date of this Agreement subject to a maximum payment of $10,000 per twelve-month period (resulting in an aggregate maximum payment of $20,000), tax adjusted as appropriate; and (x) relocation agent services up to a maximum amount of $5,000.  Executive agrees that the benefits described in clauses (ii) through (x) of the preceding sentence are substantially equivalent to the benefits he received in connection with his move from Germany to the State of Minnesota in 2000.  To the extent any of the benefits described in clauses (ii) through (x) of the second preceding sentence are inconsistent with the terms of the Relocation Policy, the terms contained in clauses (ii) through (x) shall control, subject to the understanding that the ultimate controlling standard is that expressed at the opening of this Section 2D; namely, relocation benefits consistent with those provided when Executive was first hired in 2000.  Executive otherwise agrees to comply with the Relocation Policy, to the extent it is not inconsistent with the controlling standard.  Notwithstanding the previous provisions of this Section 2D, Executive may also relocate to a location other than Europe or the United States (“Another Location”) and still receive the benefits of this Section 2D, with the understanding that the benefits payable by ECOLAB under this Section 2D for a move to Another Location will not exceed the benefits that would have been payable by ECOLAB under this Section 2D had Executive moved to Europe or another location in the United States.

E.                                      ECOLAB shall pay, promptly following the expiration of the 15-day rescission period associated with Executive’s execution of this Agreement without Executive having exercised his right of rescission, Executive’s actual legal fees incurred in connection with the negotiation and execution of the Agreement subject to a maximum payment of Twenty-Five Thousand Dollars ($25,000).

F.                                      ECOLAB will further pay the Executive One Million Dollars ($1,000,000).  This amount shall be paid in equal semi-monthly installments on ECOLAB’s regular payroll dates with the first installment due on ECOLAB’s first regular payroll date after the 15-day recission period with respect to the release in Exhibit B has expired and the last payment due on March 1, 2004.

G.                                     ECOLAB will purchase Executive’s residence located at 6301 Rowland Road, Eden Prairie, Minnesota 55344 (“Residence”) on the following terms.  The purchase price shall be the sum of: (i) the purchase price paid by Executive for the Residence; and (ii) an amount equal to all documented home improvement expenses incurred prior to the date hereof and the cost of select furniture purchased prior to the date hereof and reasonably suitable for this residence (with the determination of the select furniture and the cost of such furniture being mutually agreed to by the Senior Vice President of Human Resources of ECOLAB and Executive), which Executive incurred in connection with his purchase, operation and ownership of the Residence.  The parties acknowledge and agree that the purchase price of the Residence represents the fair market value of the Residence and such price has not been reduced by the impact of the construction defects, product problems or water infiltration issues (collectively, “Construction Issues”), which Construction Issues are known to the parties and may be the subject of claims against third parties.  The closing date shall be the date agreed to by Executive and ECOLAB but in no event later than July  31, 2003.  The Executive shall deliver good and marketable title to the Residence at the closing free of all liens and encumbrances (it being expressly understood that Executive is responsible for satisfying all indebtedness secured by the Residence), and ECOLAB should pay all mortgage prepayment fees, if any.  All other terms relating to the purchase of the Residence shall be governed by the Relocation Policy and, in the event the terms of the Relocation Policy are inconsistent with the terms contained in this Section 2G, the terms of this Section 2G shall control.  Executive agrees that contemporaneously with the execution of this Agreement, he will execute the assignment of rights attached hereto as Exhibit C.  Executive agrees to cause his spouse to execute such assignment of such rights if deemed by ECOLAB to be necessary or helpful.

H.                                    ECOLAB will continue to pay the lease payments on Executive’s automobile until the earlier of (i) the end of the original term of the lease; or (ii) the date the Executive is reemployed.  ECOLAB will continue to pay maintenance costs associated with such automobile until the earlier of (i) March 31, 2004, or (ii) the date the Executive is reemployed.  Commencing March 31, 2002, Executive shall obtain insurance on his automobile in compliance with the terms of the lease and ECOLAB shall reimburse Executive for the costs of such insurance.  Executive shall be responsible for paying all gasoline expenses associated with the use of such vehicle.  The terms of this Section 2H shall supersede the provisions of any automobile policies or benefits of ECOLAB.

I.                                         ECOLAB shall provide family medical and dental coverage to Executive through February 29, 2004 at the same cost to Executive as is paid by active ECOLAB associates, and for up to an additional 18 months thereafter at Executive’s cost at the then prevailing COBRA rate.  ECOLAB confirms that the current COBRA rate for this coverage is approximately $700 per month.

J.                                        For a period of two years following his execution of this Agreement, Executive will continue to participate in the Executive Financial Consultation Plan in accord with the terms and conditions of that Plan, a copy of which is attached as Exhibit D; provided, however, that the benefit level shall be 5% of current gross salary.  If the benefits so provided by that Plan prove insufficient to cover the actual reasonable costs of tax compliance by Executive, his tax advisor and tax return preparer may, upon reasonable, appropriate explanation of special circumstances leading to this insufficiency, seek directly from ECOLAB such further payment as may be necessary to cover the deficiency; provided, however it is understood Ecolab retains the sole discretion not to pay such deficiency.

K.                                    Through February 29, 2004, Executive will continue to participate in the ECOLAB Executive Death Benefits Plan, in accord with the terms and conditions of that Plan, a copy of which is attached as Exhibit E.  Thereafter, Executive may continue this life insurance policy at his own expense simply by assuming responsibility for the unchanged premium.

L.                                      In the event of Executive’s death the benefits covered by this Agreement shall inure to the benefit of and/or be exercisable, as the case may be, by his beneficiary or lawful representative.

Any payments to be made to Executive under this Agreement will be reduced by any amounts required to be withheld under applicable foreign, federal, state or local income or employment tax laws or similar statutes now or in the future in effect.

3.             Nondisclosure of Confidential Information.  Executive shall keep entirely secret and confidential, and shall not disclose to any person or entity, including (without limitation) any new employer, in any fashion or for any purpose whatsoever, any information to which he has had access during the course of his employment by ECOLAB that is:  (i) not available to the general public; and/or (ii) not generally known outside ECOLAB, including (without limitation) any information relating to ECOLAB’s business or operations; its plans, strategies, prospects or objectives; its products, technology, processes or specifications; its research and development operations or plans; its customers and customer lists; its manufacturing, distribution, procurement, sales, services, support and marketing practices and operations; its financial conditions and results of its operations; its operational strengths and weaknesses; and its personnel and compensation polices, procedures and transactions (“Confidential Information”).

4.             Return of ECOLAB Property. Executive agrees to return to ECOLAB, on or before the end of the Transition Period, documents or media of whatever nature, including summaries containing any of the notes or data referred to in the immediately preceding paragraph whatsoever, including all documents, data, material, details and copies thereof in any form.  Except as provided otherwise in this Agreement, Executive agrees to return to ECOLAB, on or before the end of the Transition Period, all ECOLAB property, including (without limitation) all computer equipment, property passes, keys, credit cards, business cards, identification badges, and all sample and demonstration products.

5.             No Detrimental Communications.  Executive agrees that he will not disclose or cause to be disclosed any negative, adverse or derogatory comments of a material nature about ECOLAB, about any product or service provided by ECOLAB, or any negative information about ECOLAB’s prospects for the future.  Furthermore, Executive hereby represents to ECOLAB that he has made no such communication to any public official, to any person associated with the media, or to any other person or entity.  Likewise, ECOLAB agrees that it will not disclose or cause to be disclosed any negative, adverse or derogatory comments of a material nature or confidential or private information of a material nature about Executive, his skills, habits, work performance or personal traits or experience in any public or private communication.  For purposes of the preceding sentence and any related provisions in this Agreement, ECOLAB shall mean all corporate officers of Ecolab Inc. with a title of Vice President or higher.

At Executive’s request and upon reasonable prior notice to ECOLAB’s lead Human Resources officer or General Counsel, ECOLAB will assist Executive’s search for new employment by contacting members of its Board of Directors and those individuals who reported directly to Executive to inform them that they may, if they so desire, act as references for Executive and to assure them that they are free to provide any reference or other help they may choose to provide to Executive in connection wit his search for new employment.  Executive understands and agrees that any individuals who act as references shall be free to express their own views, and such views shall not in any respect be deemed a violation of any provision of this Agreement.

Notwithstanding anything in this Agreement to the contrary:  (i) any breach by a party of the provisions of this Section 5 shall not relieve the non-breaching party of its obligations under this Agreement (including, without limitation, Sections 3 and 7); and (ii) the sole remedy for a breach of this Section 5 shall be a claim for money damages or equitable relief seeking an injunction against future breaches of this Section 5.  Before any claim of breach of this Section 5 may be pursued, the party claiming breach shall notify the other party of his or its concerns and provide a reasonable opportunity for explanation and cure (but in no event shall such explanation and cure period exceed 15 days).

6.             Future Assistance.

(a)                                  ECOLAB may seek in the future the assistance, cooperation or testimony of Executive in connection with any investigation, litigation, patent application or prosecution, or intellectual property or other proceeding arising out of matters within the knowledge of Executive and related to his position as an Executive of ECOLAB.  In any such instance, ECOLAB and Executive shall discuss and agree upon appropriate arrangements and reasonable compensation for Executive’s time.

(b)                                 ECOLAB may further seek in the future the assistance, cooperation or testimony of Executive in connection with litigation concerning his Residence.  Executive shall provide such assistance, cooperation or testimony, on mutual reasonably convenient arrangements, without the payment of additional compensation by ECOLAB other than a per diem amount of Two Hundred Dollars ($200).

(c)                                  To the extent that Executive is required to incur travel expenses in connection with his assistance, cooperation or testimony provided pursuant to this Paragraph, ECOLAB will reimburse the Executive for his reasonable out of pocket travel expenses, in the same manner and amount as ECOLAB reimburses its active senior executives for similar travel expenses.

7.             Non-Competition Restriction.  Executive acknowledges and agrees that ECOLAB’s business is highly competitive in nature, and worldwide in scope, and that during the course of Executive’s employment, he has had access to ECOLAB Confidential Information concerning ECOLAB’s worldwide operations of the most sensitive nature.  Executive further acknowledges and agrees that a non-competition agreement which is worldwide in scope and twenty-four months in duration is reasonable and necessary to protect ECOLAB’s legitimate business interests.  Executive agrees that for the period of two years (2) years commencing March 1, 2002 and ending February 29, 2004 (such period, together with any extensions under this Section 7, the “Non-Competition Period”):

(a)                                  Executive agrees to inform his new employer, prior to accepting employment, of the existence of this Agreement, if Executive’s new employer could be construed as a Conflicting Organization;

(b)                                 Executive will not render services, directly or indirectly, to any Conflicting Organization, except that Executive may accept employment with a Conflicting Organization whose business is diversified and which, as to that part of its business in which Executive will be employed, is not a Conflicting Organization, provided that ECOLAB, prior to Executive’s beginning such employment, receives separate written assurances satisfactory to ECOLAB from such Conflicting Organization and from Executive stating that:  (i) Executive will not render services, directly or indirectly, or provide any management input (whether directly or indirectly) with respect to any Conflicting Product or Service during the Non-Competition Period; and (ii) Executive will not be employed by or render any service to any segment of a diversified business which would be considered a Conflicting Organization during the Non-Competition Period;

(c)                                  Executive will not, alone or in concert with any other person or organization, hire or initiate efforts to induce or attempt to induce any employee or agent of ECOLAB to terminate such employee’s or agent’s relationship with ECOLAB for purposes of employment with another employer; and

(d)                                 Executive will not, on behalf of himself or any Conflicting Organization, service, sell, solicit the sale of, or accept orders for any Conflicting Product or Service to any customer of ECOLAB.

Executive acknowledges and agrees that the covenants set forth in this Paragraph are reasonable and necessary for the protection of ECOLAB’s business interests and that irreparable injury will result to ECOLAB if Executive breaches any of the terms thereof, that in the event of the Executive’s actual or threatened breach of any such covenants, ECOLAB will have no adequate remedy at law.  The Executive agrees that in the event of any actual or threatened breach by him of any of the covenants set forth in this Section 7 and/or Section 3 of this Agreement, ECOLAB shall be entitled to immediate temporary injunctive relief, without the necessity of showing actual monetary damages or posting bond, subject to hearing as soon thereafter as possible.  Executive further agrees that, in the event he breaches any of the covenants set forth in this Paragraph, the term of Non-Competition Restriction will be extended for the length of time the Executive is in breach.  Nothing contained herein shall be construed as prohibiting ECOLAB from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove and the remedies provided in Section 9(b).

For the purposes of this Agreement, a “Conflicting Product or Service” means any product or process of, or service by, any person or organization other than ECOLAB, in existence or under development, which is the same as or similar to or improves upon or competes with a product or process of, or service rendered by ECOLAB which is in existence or under development as of the end of the Transition Period.  It is expressly agreed and understood that neither Henkel KGaA (“Henkel”) nor any current subsidiary of Henkel is a “Conflicting Organization.” A “Conflicting Organization,” within the United States and throughout the world except in Europe, means any person or organization (including one owned in whole or in part by the Executive) which is engaged in or is about to become engaged in the research on, or the development, production, marketing or sale of, or consulting pertaining to, a Conflicting Product or Service.

Throughout Europe, a “Conflicting Organization” means:  (i) any of the business organizations listed on Exhibit F; and (ii) any person or organization (including one owned in whole or in part by the Executive) which is engaged in or is about to become engaged in research on, or the development, production, marketing or sale of, or consulting pertaining to, a Conflicting Product or Service in the quick service restaurant market (as such phrase is commonly understood at ECOLAB).

8.             Release of ECOLAB; Release of Executive.

(a)                                  Release of ECOLAB.  Executive, for himself and for his heirs, executors, administrators, legal representatives, successors and assigns (the Executive’s “Related Releasers”), hereby unconditionally releases and forever discharges ECOLAB, and its past, present and future affiliates, subsidiaries and joint-ventures and its and their respective directors, officers, partners, employees, agents, legal representatives, successors and assigns of each of the foregoing and the respective heirs, executors, administrators, legal representatives, successors and assigns of each of the foregoing (“Released Parties”), from any and all claims, liabilities, promises, contracts, and suits, whether known or unknown, foreseen or unforeseen, asserted or not asserted (each, a “Claim”) which have been or could be asserted by, or on behalf of, Executive, in any forum (whether in the United States or anywhere else in the world), arising out of or in connection with or relating directly or indirectly to his employment with, or the termination of his employment by ECOLAB to the date hereof, provided that nothing in this Agreement shall be deemed to release or discharge any person (1) from any Claim arising under this Separation Agreement, (2) from any Claim arising under the Age Discrimination in Employment Act or other anti-discrimination statute which is based on events occurring after the effective date of this Agreement, (3) from any claim Executive may have to indemnification from Ecolab Inc. pursuant to Delaware corporate law or Ecolab Inc.’s certificate of incorporation or bylaw, or (4) any Claims by Deschamps under the agreements referred to in Exhibit G of the Separation Agreement.  Executive understands that this Release extends to any Claim he may have under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the American with Disabilities Act, ERISA, the Minnesota Human Rights Act, and any other applicable local, state, federal or foreign anti-discrimination law or ordinance, and any claim under any other statutory, administrative, constitutional, contractual, tort, common law, civil law or other legal or equitable theory whatsoever, including, without limitation, any and all claims related or in any manner incidental to Executive’s employment with ECOLAB.  Executive acknowledges that (i) he has been provided a full opportunity to review and reflect on the terms of this Release and to seek legal counsel of his choice, (ii) he has been advised by ECOLAB to seek advice from independent counsel, and (iii) any and all releases and waivers have been made with advice of counsel.

(b)                                 Release of Executive.  ECOLAB hereby releases Executive, his heirs, executors, administrators, legal representatives, successors and assigns from any and all

Claims (as defined above) which have been or could be asserted by, or on behalf of, ECOLAB in any forum arising out of any circumstances whatsoever to the date of this Agreement.  To induce ECOLAB to give the foregoing release, Executive hereby represents to ECOLAB that (1) he has not committed any intentional tort or (2) taken any action or failed to take any action which would give rise to a Claim against ECOLAB in any forum arising out of any circumstances whatsoever existing prior to the date of this Agreement that would not be indemnifiable by Ecolab Inc. pursuant to Delaware corporate law or Ecolab Inc.’s certificate of incorporation or bylaws.

9.             Effect of Breach of Sections 3 and 7 by Executive.

(a)                                  Executive acknowledges that:  (i) the Confidential Information is of great value to ECOLAB; (ii) that in his capacity as President and Chief Operating Officer he has participated in the management of all aspects of ECOLAB’s world-wide businesses and has had substantial input on the strategic direction of ECOLAB; and (iii) based on the factors referred to in the preceding clauses (i) and (ii) as well as other factors, ECOLAB has agreed to provide all of the benefits described in Section 2F in exchange for the terms contained in Sections 3 and 7.  Executive further acknowledges that:  (i) he has questioned the enforceability of the provisions contained in Section 7; and (ii) as a compromise to induce ECOLAB to provide the benefits described in Section 2F, ECOLAB and Executive have agreed to the remedies described or referred to in Section 9(b) below and the provisions contained in Section 13(i).

(b)                                 In the event that Executive breaches or attempts to breach any of the terms contained in Paragraphs 3 or 7 of this Agreement, such breach or attempted breach will relieve ECOLAB of its obligations, if any, to provide the benefits described in Section 2F; provided, however, the foregoing remedy shall not prevent ECOLAB from seeking any other remedies available at law, in equity, or as provided in Section 7.  Executive acknowledges that any dispute regarding this provision, as well as all other provisions of this Agreement, shall be subject to the provisions of Section 13(i) of this Agreement.

10.           Restructuring.  For a period of ninety (90) days after the date of this Agreement, ECOLAB and Executive agree to negotiate in good faith and diligently with each other to restructure the timing and term of the payments to be made hereunder to their mutual advantage, provided that such alternative structure does not reduce in any respect either party’s rights hereunder.  In the event the parties fail to agree on such a revised structure within the ninety-day period, the terms of this Agreement shall govern in all respects.

11.           Assignment; Third Party Beneficiaries.  No party hereto may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other parties hereto.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.  Except as expressly contemplated by Section 2L nothing contained in this Agreement is intended to confer upon any person (other than the parties hereto) any rights, benefits or remedies of any kind or character whatsoever, and no person shall be deemed a third party beneficiary under or by reason of this Agreement.

12.           Inventions.  Executive acknowledges that he has fully communicated to ECOLAB in writing all inventions, improvements, devices, processes, treatments, formula, and compounds, whether patentable or not (hereinafter “Inventions”) which were first conceived or first reduced to practice by Executive, whether individually or jointly with others, during his employment and which pertain to ECOLAB’s business.  Inventions shall be deemed to pertain to ECOLAB’s business if they relate to any business in which ECOLAB is actively engaged, to any business in which ECOLAB is conducting research or considering conducting research and development, or to any business which is directly related to any work actually assigned to you by ECOLAB.  All such Inventions shall be the sole and exclusive property of ECOLAB and Executive hereby assigns all right, title and interest in and to such Inventions to ECOLAB.  Any Inventions, which relate to the business of ECOLAB, first disclosed by Executive to anyone within one (1) year after the end of the Transition Period shall be deemed to have been first conceived by Executive during his employment with ECOLAB.  The provisions of this paragraph shall not apply to an Invention for which no equipment, supplies, facilities or trade secret information of ECOLAB was used and which was developed entirely on Executive’s own time and (1) which does not relate to ECOLAB’s business or development, or (2) which does not result from any work performed by Executive for ECOLAB.

Executive acknowledges that he will immediately surrender to ECOLAB any written records he may have of all Inventions at all stages of development, in the form of notes, sketches, drawings and reports relating thereto, and shall not keep copies thereof.  All such records shall be and remain the property of ECOLAB. Executive agrees, at the request of ECOLAB, to assist ECOLAB in every way proper to obtain and to vest in it title to patents on such Inventions in all countries by executing and delivering all documents necessary or desirable to accomplish such end.

13.           Miscellaneous.

(a)                      Executive has twenty-one (21) days to consider whether to accept the Agreement and enter into this Agreement, and he has been advised to consult with legal counsel of his choice.  If he chooses to sign before twenty-one (21) days have passed, he understands that it is his decision to execute the agreement early and that ECOLAB, has made the full twenty-one (21) day period available for him to consider the Agreement.

(b)                     Executive understands that the consideration paid by ECOLAB pursuant to this Agreement is greater than he is legally entitled to and that his separation from ECOLAB is not part of a decision that affects a group of employees.

(c)                      Executive acknowledges and agrees that he has waived any rights he may have, if any, in his ECOLAB unvested stock options.  The parties agree that this Agreement has no effect on vested stock options Executive currently holds and that Executive’s rights and obligations with respect to such vested options are governed by the terms of such plan or plans pursuant to which such options were granted.

(d)                     Executive realizes that he may rescind the Agreement at any time on or before the fifteenth (15th) day following the date on which he signs this Agreement.  He understands that if he rescinds the Agreement, the Agreement shall not become effective or enforceable and he further understands that ECOLAB shall not pay him the consideration set forth in this Agreement.  To be effective, the decision to cancel must be in writing and delivered to ECOLAB, personally or by certified mail, to the attention of:

Mr. Lawrence T. Bell

Senior Vice President and General Counsel

Ecolab Inc.

Ecolab Center

370 North Wabasha

St. Paul, MN  55102

(e)                      Executive acknowledges and understands that ECOLAB may make public the terms of this Agreement, as well as the Agreement itself, if ECOLAB determines in its sole discretion that such disclosure is consistent with its obligations under SEC laws and regulations.

(f)                        This Agreement constitutes the entire agreement among the parties hereto as to the subject matter hereof and supersedes all other previous written or oral agreements or understandings as to this such subject matter, including but not limited to the any prior employment agreements between Executive and ECOLAB, including ECOLAB’s October 2, 2000 offer of employment and Executive’s 1995 Employment Contract with Henkel-Ecolab GmbH & Co. OHG; provided, however, that this Agreement does not disturb all rights and entitlements of Executive under Exhibit G.  This Agreement may be modified, and the performance of it may be waived only by a writing signed by each of the parties hereto.  No other evidence may be offered to add to, contradict or otherwise interpret this Agreement, which all parties agree is clear and concise as to its meaning.

(g)                     This Agreement may be signed in any number of counterparts with the same effect as if the signatures and all such counterparts were on the same instrument.

(h)                     This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Minnesota without giving effect to provisions thereof regarding conflict of laws. In the event any provision of this Agreement is determined to be illegal or unenforceable by a duly authorized court of competent jurisdiction, then the remainder of this Agreement shall not be affected thereby, it being the intention of the parties that each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(i)                         The parties also understand and agree that if either party believes that this Agreement has been violated or breached in some fashion, any litigation brought to enforce this Agreement must be brought in the State of Minnesota, which courts shall have exclusive jurisdiction over such actions.  The parties agree that in the event there is any litigation over the negotiation, execution and delivery of this Agreement or any term hereof, the party who loses such litigation shall pay the reasonable attorneys’ fees of the other party.  The parties expressly consent to the venue in the federal and state courts in Minnesota and the exercise of personal jurisdiction over them by a Minnesota court.

(j)                         Nothing contained in this Agreement is to be construed as an admission that ECOLAB has violated any local, state or federal law, rule, regulation or principle of common law.  ECOLAB expressly denies any wrongdoing whatsoever in connection with Executive’s employment or the termination of his employment.

(k)                      Neither Ecolab nor Executive shall have any obligations to the other except as expressly provided in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of this 11 day of March, 2002.

ECOLAB INC.
By:	/s/Lawrence T. Bell	/s/Bruno Deschamps
Its:	Senior Vice President and General Counsel	Bruno Deschamps